EXHIBIT  7


                          EQUITY-LINKED INVESTORS, L.P.
                           EQUITY-LINKED INVESTORS-II
                    c/o Desai Capital Management Incorporated
                               540 Madison Avenue
                            New York, New York  10022





     March 3, 1997


     Thomas H. Adams, Ph.D.           Paul O.O. T'so, Ph.D.
     Genta Incorporated               John Hopkins University
     3550 General Atomics Ct.         School of Hygiene and Public Health
     Building 9                       615 N. Wolfe Street
     San Diego, CA 92121              Baltimore, MD 21205

     Robert E. Klem, Ph.D.            Sharon Webster, Ph.D.
     JBL Scientific, Inc.             A.A. Global Financial Service Co.
     277 Granada Drive                1727 Massachusetts Ave., N.W.
     San Louis Obisbo, CA 93401       Suite 602
                                      Washington, DC 20036-2159


     Re:  Genta Incorporated ("Genta")
          ----------------------------

     The Board of Directors of Genta:


     Reference is made to that certain Note and Warrant Purchase Agreement, dated as of January 28, 1997, by and among Genta, The Aries Fund ("Aries Fund") and The Aries Domestic Fund, L.P. ("Aries Domestic" and together with Aries Fund, collectively, "Aries"), and related documentation, including, but not limited to, the Senior Secured Convertible Bridge Notes, dated January 28, 1997, made by Genta in favor of Aries, the Class A and Class B Bridge Warrants for the Purchase of Shares of Common Stock, dated January 28, 1997, between Genta and Aries, that certain Security Agreement, dated as of January 28, 1997, between Genta and Paramount Capital, Inc., and that certain Certificate of Designations of Series D Convertible Preferred Stock of Genta, dated February 6, 1997 (collectively, the "Documents").

     Equity-Linked Investors, L.P. and Equity-Linked Investors-II (collectively, "Equity-Linked") has reviewed the Documents and certain other publicly available information. Based upon such limited review, Equity-Linked, together with certain other holders of Genta's Series A Convertible Preferred Stock, hereby state, subject to certain limited due diligence, their willingness to fund Genta's operations on terms and conditions identical to those contained in the Documents (the "Equity-Linked Offer"). The Equity-Linked Offer is in the amount of $3,600,000.00, or $600,000.00 greater than the Aries commitment as set forth in the Documents.

     Board of Directors of Genta
     March 3, 1997
     Page 2

     Please advise the undersigned immediately what steps the Board of Directors of Genta will take to (i) rescind the transaction, as set forth in the Documents, with Aries and (ii) accept the Equity-Linked Offer and enter into documentation with Equity-Linked.

     We look forward to your immediate response.


                                        EQUITY-LINKED INVESTORS, L.P.
                                        By: Rohit M. Desai Associates,
                                             general partner



                                        By: /s/ Rohit M. Desai
                                            --------------------------
                                            Name: Rohit M. Desai
                                            Title: General Partner


                                        EQUITY-LINKED INVESTORS-II
                                        By: Rohit M. Desai Associates-
                                             II, a general partner



                                        By: /s/ Rohit M. Desai
                                           ---------------------------
                                           Name: Rohit M. Desai
                                           Title: General Partner




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